Exhibit 10.8

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), effective this 5th day of February 2010 (the "Effective Date"), is between Prostagenics LLC, a New York limited liability company ("Prostagenics") and AVT Acquisition Corp., a Delaware corporation ("AVTAC" and together with Prostagenics, each a "Party" and, collectively, the "Parties").

WITNESSETH:

WHEREAS, Prostagenics and New York Medical College (the "College") are parties to a Patent, Know-How and Technology License dated September 2000, as amended (the "NYMC License"), a copy of which is attached hereto as Exhibit A, pursuant to which the College granted to Prostagenics an exclusive license covering certain Patent Rights, Technology and Know-How (as defined in the NYMC License) owned by the College relating to the use of l-nitro-9-alkylamino acridine derivatives and 1-nitroacridine/tumor inhibitor compositions for the treatment of cancer; and

WHEREAS, pursuant to the NYMC License, Prostagenics has conducted certain preclinical studies, the results of which and other data relating to use of the aforesaid compounds as anti-cancer chemotherapeutic agents constitute confidential and proprietary information of Prostagenics; and

WHEREAS, AVTAC desires to obtain the right to use the aforesaid Patent Rights, Technology and Know-How and results of preclinical studies and other data; and

WHEREAS, Prostagenics has offered to assign to AVTAC, pursuant to Section 12.1 of the NYMC License, all of Prostagenics' rights and obligations under the NYMC License and in the aforesaid confidential information, and AVTAC has agreed to accept such assignment and pursuant to the NYMC License to assume all of Prostagenics' obligations under the NYMC License on the terms set forth hereinbelow.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the receipt of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 As used in this Agreement the following terms, whether singular or plural, shall have the following meanings:

"Affiliate," as applied to any individual or legal entity (a "person"), shall mean any other person directly or indirectly controlling, controlled by or under common control with that person; for purposes of this definition, "control" (and its correlative meanings), as applied to any person, means the possession, directly or indirectly, of the power to cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

"Assigned IP" means the Patent Rights, Technology and Know-How and the Confidential Prostagenics Information.

"Banerjee Debt" means the current outstanding debt owed by Prostagenics to Debabrata Banerjee.

"Business Day" means any day other than a Saturday, Sunday or other day on which the banks in New York, New York are required or authorized to be closed.

"Bylaws" mean the rules adopted by a corporation that define the roles and responsibilities of shareholders, directors, and officers.

"Certificate of Incorporation" means the legal document relating to the formation of a company or corporation, providing the license as issued by a state government.

"Commercially Reasonable and Diligent Efforts" means, with respect to the development of a Licensed Product, use of best efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential, market size and competitive environment.

"Confidential Prostagenics Information" means technical information disclosed to AVTAC, and shall include all preclinical studies and other data owned, controlled or used by Prostagenics related to anti-cancer chemotherapeutic agents.

"Consultants" means Debabrata Banerjee, Raj Tiwari and Helene Miller (for Daniel Miller).

"Contingent Purchase Price" has the meaning set forth in Section 3.1.
"Conversion Shares" has the meaning set forth in Section 3.2.

"Debenture" has the meaning set forth in Section 3.2.

"Effective Date" means the date indicated above as the effective date of this Agreement.

"Encumbrances" means and includes contractual rights, security interests, mortgages, liens, licenses, pledges, guarantees, charges, reservations, restrictions, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

"End of Phase I" means the successful completion of all patient dosing and the collection, review and analysis of all patient data as required under the applicable protocols adopted for the Phase I clinical trial, as determined by AVTAC in its sole discretion or the decision by AVTAC or an Affiliate of AVTAC or a sublicensee of AVTAC to proceed to a Phase U clinical trial, whichever occurs first.

"End of Phase II" means the successful completion of all patient dosing and the collection, review and analysis of all patient data as required under the applicable protocols adopted for the Phase II clinical trial, as determined by AVTAC in its sole discretion or the decision by AVTAC or an Affiliate of AVTAC or a sublicensee of AVTAC to proceed to a Phase III clinical trial, whichever occurs first.

"FDA" means the United States Food and Drug Administration and any successor thereto.

"Fixed Purchase Price" has the meaning set forth in Section 3.1.

"Governmental Authority" means any foreign, United States federal, state or local government, political subdivision or governmental, regulatory or administrative authority, body, agency, board, bureau, commission, department, instrumentality or court, quasi-governmental authority, self-regulatory organization or stock exchange.

"IND" means investigational new drug application.

"Interest Rate" means the Prime Rate plus two percent (2%), compounded monthly.

"Know-How" has the meaning set forth in the NYMC License.

"Law" means any and all statutes, laws, ordinances, proclamations, regulations, orders, decrees, consent decrees and rules of any Governmental Authority, in each case, as amended and in effect from time to time.

"Licensed Products" has the meaning set forth in the NYMC License.

"Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the Assigned IP.

"Miller Debt" means the current outstanding debt owed by Prostagenics to Helene Miller, as the executrix of the estate of Daniel Miller.

"NYMC License" has the meaning indicated above. "Party" has the meaning indicated above.

"Patent Attorney" means the patent attorney who is responsible for handling the patents and patent applications (as set forth in Schedule 1) on behalf of the College.

"Patent Rights" has the meaning set forth in the NYMC License. A list of the patents and patent applications within the definition of Patent Rights in existence as of the Effective Date is set forth in Schedule 1.

"Phase I” means a phase I clinical trial as defined by the FDA rules and regulations.

"Phase II" means a phase II clinical trial as defined by the FDA rules and regulations. "Phase III" means a phase III clinical trial as defined by the FDA rules and regulations.

"Prime Rate" means the prime interest rate, as published in The Wall Street Journal or, if no longer available, a generally accepted replacement publication.

"Purchase Price" has the meaning set forth in Section 3.1.

"Technology" has the meaning set forth in the NYMC License.

"Tiwari Debt" means the, current outstanding debt owed by Prostagenics to Raj Tiwari.

1.2 In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement. Whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

ARTICLE 2
ASSIGNMENT

2.1 Upon receipt by Prostagenics of the initial portion of the Fixed Purchase Price referred to in Section 3.1 hereof and subject to the terms and conditions hereof, Prostagenics hereby: (i) in accordance with the terms of Section 12.1 of the NYMC License, sells, assigns and transfers to AVTAC all of Prostagenics' rights and obligations under the NYMC License and AVTAC hereby assumes and agrees to perform all of Prostagenics' obligations thereunder; and (ii) sells, assigns and transfers to AVTAC all right, title and interest in and to the Confidential Prostagenics Information. The assignment of the NYMC License described in this Section 2.1 is intended to be an assignment of all of Prostagenics' rights therein and not as a sublicense or similar arrangement.

ARTICLE 3
PAYMENT OF PURCHASE PRICE;
ONGOING PATENT MAINTENANCE FEES
ASSUMPTION OF DEBT

3.1 Purchase Price.

3.1.1 As consideration for the assignment of all of Prostagenics' rights and obligations under the NYMC License and the sale, conveyance, transfer and assignment of the Confidential Prostagenics Information, and in accordance with and subject to the terms hereof, following execution of this Agreement, AVTAC shall pay to Prostagenics the amount of $200,000 (the "Fixed Purchase Price") as provided in Section 3.2.

3.1.2 As further consideration, AVTAC shall pay to Prostagenics the following amounts (collectively, the "Contingent Purchase Price" and with the "Fixed Purchase Price," the "Purchase Price") subject to AVTAC's achievement of each of the following milestones:

Milestone	Form	Payment
End of Phase I	cash	$ 25,000
End of Phase II	debenture	$1,500,000

3.2 Forms of Payment.

3.2.1 All installments of the Purchase Price shall be made in cash, except as provided in Section 3.2.2. The Fixed Purchase Price shall be paid as follows: $40,000 in cash on or before May 1, 2010; $40,000 in cash on or before July 16, 2010; $70,000 in cash on or before November 30, 2010; and $50,000 in cash on or before April 1, 2011.

3.2.2 The Contingent Purchase Price shall be paid within fifteen (15) Business Days after the achievement of each of the milestones set forth above. Payment of the Contingent Purchase Price indicated above in debenture form shall be made by delivery of certificates representing the above amount funded under thirty-six month 5% convertible debentures (the "Debenture") from AVTAC starting from the Effective Date, which Debenture shall be convertible into shares of AVTAC common stock, par value $0.01 per share ("Conversion Shares"), which conversion rate shall be at a 20% discount to market, based on the average closing price of the ten (10) Business Days prior to the conversion, subject to a minimum floor price of $0.50 per share. In the event that AVTAC is publicly traded, Prostagenics shall have registration rights with respect to its Conversion Shares, subject to a one-year lock-up period and agreement not to liquidate more than 25% of its Conversion Shares per quarter upon expiration of the one-year lock-up period.

3.2.3 In the event AVTAC shall assign this Agreement in accordance with the provisions of Section 8.2, any Contingent Purchase Price still pending (including any Debenture issuable to Prostagenics pursuant to this Agreement) after the effective date of that assignment shall instead become immediately due and payable in cash by AVTAC.

3.3 Taxes. AVTAC shall pay all taxes and charges imposed by any government or taxing authority (other than the United States or a subdivision thereof) with respect to the transfer of the Assigned IP.

3.4 Patent Maintenance Fees. AVTAC shall pay directly to the Patent Attorney any fee or tax assessed still pending after the Effective Date, required by a country to approve or register and maintain this Agreement in force or to maintain any patent or patent application included in the Patents Rights and all associated fees of the Patent Attorney. AVTAC shall copy Prostagenics on all correspondence and reports of communications had in connection with the prosecution of the Patent Rights under the NYMC License provided by AVTAC to the College pursuant to Sections 7.1 and 7.2 thereof. In the event AVTAC does not provide to Prostagenics notice of payment of any scheduled patent maintenance fee at least thirty (30) days prior to the due date thereof, Prostagenics shall have the right to make the subject payment and charge AVTAC for its reasonable expenses plus obtain reimbursement from AVTAC for the payment made.

3.5 Assumption of Debt. AVTAC shall irrevocably assume the Banerjee Debt, the Miller Debt and the Tiwari Debt and make the associated payments directly to the respective Consultants on behalf of Prostagenics.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PROSTAGENICS

Prostagenics hereby represents and warrants to AVTAC as follows:

4.1 Corporate Power/Good Standing. Prostagenics has the corporate power and authority to own, lease and operate its properties and to conduct its business as is presently conducted. Prostagenics is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

4.2 Authority; No Consents. The execution, delivery and performance by Prostagenics of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Prostagenics and this Agreement has been, and when executed and delivered by Prostagenics will be, duly and validly executed and delivered and the valid and binding obligation of Prostagenics, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution, delivery and performance by Prostagenics of this Agreement, the consummation by Prostagenics of the transactions contemplated hereby, nor compliance by Prostagenics with any provision hereof or thereof will (x) (a) conflict with, (b) result in any violation of, (c) cause a default under (with or without due notice, lapse of time or both), (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or (e) result in the creation of any Encumbrance on or against any assets, rights or property of Prostagenics under any term, condition or provision of any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to Prostagenics or any of its properties, assets or rights, other than any such conflict, violation, default, right, loss or Encumbrance that would not have a Material Adverse Effect, or (y) conflict with or result in any violation of Prostagenics's charter and other organizational documents.

4.3 NYMC License. (i) The NYMC License is in full force and effect, (ii) Prostagenics is not in default thereunder and no event has occurred that constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by Prostagenics or (to the knowledge of Prostagenics) a default by the College under the NYMC License; (iii) there are no material disputes or disagreements between Prostagenics and the College with respect to the NYMC License; (iv) there are no amounts payable, or with the lapse of time or the giving of notice or both will be payable, to the College by Prostagenics under the NYMC License relating to matters occurring through the Effective Date or as a result of the assignment of the NYMC License to AVTAC pursuant to this Agreement and the payment to Prostagenics of the Purchase Price in accordance with the terms thereof; (v) Prostagenics is the sole owner of all rights thereunder free of any liens, charges, Encumbrances and rights of third parties; and (vi) Prostagenics has made available to AVTAC for review by AVTAC prior to the execution of this Agreement the NYMC License which Prostagenics reasonably believes is necessary to enable AVTAC to make an informed decision regarding Prostagenics' rights and obligations under the NYMC License and whether to assume those obligations.

4.4 Assigned IP.

4.4.1 Prostagenics is the sole owner of the Confidential Prostagenics Information, free and clear of all liens, charges, Encumbrances and rights of third parties and Prostagenics owns the exclusive, worldwide, royalty free, sublicensable, transferable right to use the Confidential Prostagenics Information.

4.4.2 To Prostagenics' knowledge, no other person or product infringes upon any of the Assigned IP.

4.4.3 No third party has any rights to use or practice any rights under any of the Assigned 1P.

4.5 Broker's or Finder's Fees. No agent, broker, person or firm is, or will be, entitled to any commission or broker's or finder's fees from any Party, or from any Affiliate of any Party, in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Prostagenics. Prostagenics agrees to indemnify AVTAC for any claims, losses or expenses incurred by AVTAC as a result of the representation in this Section 4.5 being untrue.

ARTICLE 5
REPRESENTATIONS OF AVTAC

AVTAC represents and warrants to Prostagenics as follows:

5.1 Corporate Power/Good Standing. AVTAC has the corporate power and authority to own, lease and operate its properties and to conduct its business as is presently conducted. AVTAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority; No Consents. The execution, delivery and performance by AVTAC of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of AVTAC and this Agreement has been, and when executed and delivered by AVTAC will be, duly and validly executed and delivered and the valid and binding obligation of AVTAC, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution, delivery and performance by AVTAC of this Agreement, the consummation by AVTAC of the transactions contemplated hereby, nor compliance by AVTAC of the transactions contemplated hereby, nor compliance by AVTAC with any provision hereof or thereof will (x)(a) conflict with, (b) result in any violation of, (c) cause a default under (with or without due notice, lapse of time or both), (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or (e) result in creation of any Encumbrance on or against any assets, rights or property of ATAC under any term, condition or provision of any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to AVTAC or any of its properties, assets or rights, other than any such conflict, violation, default, right, loss or Encumbrance that would not have a Material Adverse Effect, or (y) conflict with or result in any violation of AVTAC's Certificate of Incorporation or Bylaws.

5.3 Broker's or Finder's Fees. No agent, broker, person or firm is, or will be, entitled to any commission or broker's or finder's fees from any Party, or from any Affiliate of any Party, in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AVTAC. AVTAC agrees to indemnify Prostagenics for any claims, losses or expenses incurred by Prostagenics as a result of the representation in this Section 5.3 being untrue

5.4 Valid Issuance of Debenture and Conversion Shares. The Debenture which is being acquired by Prostagenics hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration stated herein, will be duly and validly issued and nonassessable, and any Conversion Shares which may be acquired by Prostagenics hereunder, when issued and delivered upon the conversion of the Debenture, will be duly and validly issued, fully paid and nonassessable. The Debenture and Conversion Shares will be free of restrictions other than restrictions on transfer under this Agreement, and under applicable state and federal securities laws.

5.5 Disclosure. AVTAC has provided Prostagenics with all the information that Prostagenics has requested for deciding whether to acquire the Debenture and all information which AVTAC reasonably believes is necessary to enable Prostagenics to make such decision. Neither this Agreement nor any other written statements made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6
AVTAC'S LEVEL OF DEVELOPMENT EFFORT;
RIGHTS OF PROSTAGENICS

6.1 Development of Licensed Products. AVTAC hereby agrees to use Commercially Reasonable and Diligent Efforts to bring one or more Licensed Products to market. To this end, AVTAC hereby agrees to (a) submit an IND to the FDA within one (1) year, (b) reach End of Phase I within two (2) years, and (c) reach End of Phase II within three and one-half (31/2) years after the Effective Date.

6.1.1 In the event that at any time during the term of this Agreement, Prostagenics is of the opinion that AVTAC is not meeting its obligations as set forth in Section 6.1 above then Prostagenics shall give notice in writing to AVTAC, specifying in detail the nature of AVTAC's failure to meet its aforesaid obligations. If AVTAC fails to demonstrate to Prostagenics' reasonable satisfaction AVTAC's compliance with its obligation as set forth in Section 6.1 or if the specified failures by AVTAC are not cured within forty-five (45) days after receipt of notice from Prostagenics, Prostagenics shall have the right to terminate this Agreement.

6.1.2 If AVTAC fails to meet its obligations under Article 3 of this Agreement, any amounts past due shall accrue interest at the Interest Rate. In addition, Prostagenics shall so provide notice to AVTAC, and, if AVTAC has still not met its obligations within ninety (90) days after receipt of said notice from Prostagenics, Prostagenics shall have the right to terminate this Agreement. If AVTAC fails to provide the required certificate for the Debenture, said amount of Debenture shall revert to cash immediately.

6.1.3 Notwithstanding the foregoing, AVTAC may terminate its development activities with respect to the Assigned IP if the Phase II trial is unsuccessful in its sole discretion, Within fifteen (15) Business Days following AVTAC's termination of such development activities, AVTAC shall send written notice thereof to Prostagenics.

6.1.4 Immediately upon the receipt by AVTAC of a notice of termination under Section 6.1.1 or 6.1.2 above or if there shall be any dispute between the parties regarding Section 6.1.1 upon the final decision by a mediator under Article 7 or by a court of competent jurisdiction in favor of Prostagenics, or upon receipt by Prostagenics of a notice under Section 6.1.3 above, (i) the rights assigned pursuant to Section 2.1 hereof shall revert to Prostagenics; (ii) AVTAC shall have no right to recover any previously paid Purchase Price payment and shall remain obligated to pay any accrued but not yet paid Purchase Price payment; (iii) AVTAC shall reasonably cooperate with Prostagenics to effect such reversion of rights; (iv) Article 2 of this Agreement will be considered null and void; and (v) all rights, duties and obligations under the NYMC License shall revert to Prostagenics.

ARTICLE 7
DISPUTE RESOLUTION

7.1 In the event that a dispute arises between the Parties with respect to the subject matter hereof, prior to exercising any right or remedy at law or in equity, the Parties shall first seek to resolve any disputes by negotiation among senior executives who have authority to settle the controversy. If the dispute has not been resolved within thirty (30) days after the date of the notice of a dispute, or if the Party receiving such notice fails or refuses to meet within such time period, either Party may initiate mediation of the dispute by sending the other Party a written request that the dispute be mediated within fifteen (15) days of the end of such thirty (30) day period. The Party receiving such a written request will promptly respond to the requesting Party so that all Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The Parties shall mediate the dispute before a neutral, third-party mediator within thirty (30) days after the date of the written request for mediation, conducted in the city of New York, New York in accordance with the resolution procedures of the American Arbitration Association.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1 Entire Agreement. This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, undertakings or agreements, between them, either verbal or written, relating to the subject matter hereof.

8.2 Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party (whether voluntarily, involuntarily, by way of merger or otherwise) to any other person without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, except that Prostagenics, upon notice to AVTAC but without the consent of AVTAC, may assign its rights to receive any portion of the Purchase Price. In addition and notwithstanding the foregoing, any Party, upon notice to the other Party but without the consent of the other Party, may assign this Agreement and its rights and obligations hereunder by merger or consolidation, to any subsidiary, parent or other Affiliate, or to any individual or legal entity acquiring a substantial portion of the assigning Party's assets, provided such acquirer assumes all of the assigning Party's obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.3 Applicable Law. This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of New York without regard to the principles thereof relating to the conflict of laws, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

8.4 Headings; Severability; Enforcement. Headings are included herein for convenience only and shall not be used to construe this Agreement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

8.5 Amendments; Waiver. This Agreement may not be changed orally, but only by an agreement in writing signed by all Parties. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the Parties. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

8.6 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision of this Agreement

8.7 Notices. Any notice or other communication required or permitted by this Agreement must be given in writing and shall be deemed effectively given (i) when received personally, (ii) when received by express courier or delivery service, (iii) after five (5) Business Days when sent by prepaid, first class, certified mail, return receipt requested or (iv) when telecopied or emailed, on the next following Business Day, in each case addressed as follows:

If to Prostagenics:
Prostagenics LLC
810 Seventh Avenue - 29th floor
New York, NY 10019
Attention: Robert J. Ianuale
Phone: (212) 606-4352    Fax: (212) 606-4488
Email:

with a copy to:

Metromedia Company
810 Seventh Avenue - 29th floor
New York, NY 10019
Attention: David A. Persing, General Counsel
Phone: (212) 606-4422    Fax: (212) 606-4317
Email:

If to AVTAC:                        AVT Acquisition Corp.
c/o Continuum Partners
20 East 68th Street — Suite 204 New York, NY 10021
Attention: Abe Mittelman
Phone: (914) 588-4666    Fax: 914-701-0002
Email:

with a copy to:                      Continuum Partners
20 East 68th Street -- Suite 204 New York, NY 10021
Attention: Robert S. Pollock
Phone: (212) 288-2763    Fax: 212 288 2763
Email:

8.7.1 Any Party may change its address by giving at least ten (10) days' advance written notice of its new address to the other Party.

8.8 Independent Contractors. It is expressly agreed that the Parties are independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other without the prior consent of the other Party to do so.

8.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, in original form or by facsimile, each of which shall be deemed an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

AVT ACQUISITION CORP.	PROSTAGENICS LLC

By: /s/ Abe Mittelman	By: /s/ Robert J. Ianuale

Name: Abe Mittelman	Name: Robert J. Ianuale
Title: President	Title: President

SCHEDULE 1

I.                      9-ALKYLAMINO-1-NITROACRIDINE DERFVATIVES

Country	Patent No.	Issue Date
United States	6,589,961	July 8, 2003
Mexico	254,546	February 12, 2008
Country	Application No.	Filing Date
Canada	2,400,394	February 16, 2001
WIPO	WO 2001/0160801	August 23, 2001
Europe	01910914.9	February 16, 2001
Israel	150,979	July 30, 2002

II.                     1-NITROACRIDINE/TUMOR INHIBITOR

Country	Patent No.	Issue Date
United States	7,622,478	November 24, 2009
Country	Application No.	Filing Date
Canada	2,400,403	February 16, 2001
WIPO	WO 2001/0160351	August 23, 2001
Mexico	PA/a12002/008014	August 16, 2002
Europe	01910944.6	February 16, 2001
Israel	150,978	July 30, 2002

III.                    INHIBITORS OF PATHOGENIC PROTEIN FORMS

The associated provisional patent application was abandoned.

IV.                    FUTURE PATENT APPLICATIONS

As derived from the above patents and/or patent applications and/or from the Confidential Prostagenies Information.

EXHIBIT A

AMENDMENT NO. 1 TO PATENT, KNOW-HOW AND TECHNOLOGY LICENSE

This Amendment No. 1 (the "Amendment"), effective as of the 14th day of July 2003, amends that certain Patent, Know-How and Technology License (the "Agreement"), dated September 2000, between Prostagenics LLC (the "Licensee") and New York Medical College (the "College"). The Licensee and the College shall be collectively referred to herein as the "Parties."

All capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

WITNESSETH:

WHEREAS, pursuant to the Agreement, the College has granted exclusive rights to the Licensee regarding the Patent Rights;

WHEREAS, the Parties wish to amend the Agreement to clarify the extent of those Patent Rights.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Section 1.1 of the Agreement is hereby amended by adding the following sentence: "Patents Rights shall also include any intellectual property relating to, including additional uses of, 9-Alkylamino-1-Nitroacridine derivatives and 1-Nitroacridine/Turaor Inhibitor Compositions per section 7.3(b) or per section 7.3(c) hereto."

2. APPENDIX A of the Agreement is hereby amended by replacing it in its entirety with the attached APPENDIX A.

3. Except for the amendments provided for herein, the Agreement shall remain unchanged in all respects and shall remain in full force and effect.

4. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, contains the entire agreement of the Parties with respect to the specific subject matter hereof, may be executed in counterparts, each of which will be an original and all of which together will constitute the same instrument and will be governed by New York State law, except for the body of law pertaining to conflict of laws.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date and year first above written.

New York Medical College	Prostagenics LLC

By/s/ Catherine Crea	By: /s/ Robert J. Ianuale

Name: Catharine Crea	Name: Robert J. Ianuale
Title: Associate Dean	Title: Vice President

APPENDIX A -

Provisional Patent Application for:

"9 -ALKYLAMIN O-1-NITRO ACRIDINE
DERIVATIVES"

Provisional Patent Application for:

"i -NITROACRIDINE/TUMOR INHIBITOR
COMPOSITIONS"

Provisional Patent Application for:

"USE OF 9-ALKYLAMINO-1-NITROACRIDINES
AS INHIBITORS
OF PATHOGENIC PROTEIN FORMS"